EXHIBIT 97.1

NUVERA COMMUNICATIONS, INC.
CLAWBACK AND FORFEITURE POLICY
(As Amended, February 29, 2024)

1.              Purpose

Nuvera Communications, Inc. (the “Company”) is committed to conducting business with integrity in accordance with high ethical standards and in compliance with all applicable laws, rules and regulations. This includes the Company’s commitment to comply with all applicable laws, rules and regulations, including those applicable to the presentation of the Company’s financial information to the public. As a result, the Board of Directors of the Company (the “Board”) has adopted this Clawback and Forfeiture Policy (this “Policy”), which provides for the recoupment or forfeiture or cancellation of certain executive officer incentive compensation in the event of an accounting restatement or other executive egregious misconduct that has a substantial detrimental effect on the Company or its subsidiaries or its results of operations.

2.              Administration

This Policy will be administered by the Compensation Committee of the Board (the “Committee”). Except as limited by law, the Committee will have full power, authority, and sole and exclusive discretion to reasonably construe, interpret and administer this Policy. Any determinations made by the Committee will be made in its reasonable discretion and will be final, conclusive and binding on all affected individuals.

In the event of any change in any federal or state law, rule or regulation, or rule, regulation, policy or listing standard of the Securities and Exchange Commission or any securities exchange on which the Company’s securities are listed that requires the Company to recoup certain compensation from a Covered Executive (as defined below), the Committee will be required to seek recoupment under this Policy to the fullest extent required by these laws, rules, regulations or listing standards.

3.              Covered Executives

This Policy will cover the Company’s current and former executive officers as determined by the Board from time to time in accordance with Rule 10D-1 under the Securities Exchange Act of 1934, as amended (the “Covered Executives”).

4.              Covered Compensation

(a)            The Policy will apply to all incentive compensation paid, granted, earned, vested or otherwise awarded to a Covered Executive, including annual bonuses and other short- and long-term cash incentive awards, stock options, restricted stock units and other equity-based awards (“Incentive Compensation”).

5.              Definitions

(a)            “Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a “financial reporting measure,” which means a measure that is determined and presented in accordance with Generally Accepted Accounting Principles that are used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from these measures. Stock price and total shareholder return are also financial reporting measures for this purpose.

(b)            “Recoverable Incentive-Based Compensation” means all Incentive-Based Compensation received on or after the Effective Date of this Policy by a Covered Executive (i) after beginning service as an executive officer; (ii) who served as an executive officer at any time during the performance period for the Incentive-Based Compensation; (iii) while the Company has a class of securities registered with the Securities and Exchange Commission or listed on a national securities exchange; and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement [as defined below], including any applicable transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years. For this purpose, the Company is deemed to be required to prepare a Restatement on the earlier of: (i) the date the Board, or if Board action is not required -- the Company’s officers authorized to take such action, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; and (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement. The Company’s obligation to recover Erroneously Awarded Incentive-Based Compensation is not dependent on if or when the restated financial statements are filed with the Securities and Exchange Commission.

6.              Authority

(a)            Authority to Recoup Incentive-Based Compensation in the Event of a Restatement. If the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, (a “Restatement”), the Committee must require repayment promptly, thorough reimbursement or forfeiture, of any Covered Executive the amount of any “Erroneously Awarded Incentive-Based Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

(b)            Authority to Recoup Incentive Compensation in Event Other than Restatements. In addition, if the Committee determines that the Covered Executive has engaged in egregious conduct that is substantially detrimental to the Company, the Committee may require the Covered Executive to reimburse the Company for all or a portion of Incentive Compensation previously vested or paid to such Covered Executive during the one-year period preceding the date on which the Company discovers such conduct or authorize the cancellation of unpaid or unvested Incentive Compensation, as determined by the Committee pursuant to this Policy, or both.

(c)	“Egregious conduct substantially detrimental to the Company” will mean any one of the following:

•	any act or omission that would constitute “Cause” for termination under the terms of the Covered Executive’s employment agreement;

•	the material breach of a written policy applicable to the Covered Executive, including, but not limited to, the Code of Ethics;

•

egregious misconduct by the Covered Executive including, but not limited to, fraud, criminal activities, falsification of Company records, theft, violent acts or threats of violence, or a violation of law, unethical conduct or inappropriate behavior that causes substantial reputational harm to the Company or exposes the Company to substantial legal liability; or

•	the commission of an act or omission which causes the Covered Executive or the Company to be in violation of federal or state securities laws, rules, or regulations.

7.              Recoupment Amount

(a)            Amount. The amount of Incentive-Based Compensation that must be recovered from a Covered Executive is the amount of “Recoverable Incentive-Based Compensation” received by a Covered Executive that exceeds the amount of Recoverable Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid (referred to as the “Erroneously Awarded Incentive-Based Compensation”). For Recoverable Incentive-Based Compensation based on stock price or total shareholder return where the amount of Erroneously Awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return, as applicable, upon which the Recoverable Incentive-Based Compensation was received. The Company must maintain documentation of that reasonable estimate and, if the Company’s securities are listed on Nasdaq, provide this documentation to Nasdaq.  For the purposes of this Policy, Recoverable Incentive-Based Compensation will be deemed to be received in the fiscal period during which the financial reporting measure specified in the applicable Incentive-Based Compensation award is attained, even if the payment or grant occurs after the end of that period.

(b)            In the event the recoupment is triggered by egregious conduct substantially detrimental to the Company by the Covered Executive, then the Committee will determine the amount of Incentive Compensation to recoup from such Covered Executive based on the following factors:

•                the amount of Incentive Compensation received by the Covered Executive that exceeds the amount of Incentive Compensation that otherwise would have been received or granted had the Covered Executive’s egregious conduct substantially detrimental to the Company been known;

•                the relative fault or degree of involvement by the Covered Executive;

•                the overall work performance of the Covered Executive;

•                the relative impact of the Covered Executive’s conduct on the Company and the magnitude of any restatement, loss, or variance from budget or plan;

•                the cost or difficulty of obtaining recoupment, including but not limited to whether the Covered Executive has any outstanding equity-based awards that may be cancelled, whether the Covered Executive continues to be employed by the Company or its subsidiaries, and the language of this Policy in effect on the relevant date; and

•                any other facts and circumstances determined relevant by the Committee, in its sole discretion.

8.              Recovery: Method of Recoupment or Forfeiture

(a)            The Company must recover the Erroneously Awarded Incentive-Based Compensation from Covered Executive unless the Board determines that recovery is impracticable because: (i) the direct expense to a third party to assist in enforcing this Policy would exceed the amount of Erroneously Awarded Incentive-Based Compensation; provided that, the Company must make a reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation before concluding that recovery is impracticable, document this reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation and, if the Company’s securities are listed on Nasdaq, provide this documentation to Nasdaq; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan under which benefits are broadly available to employees of the Company to fail to meet the applicable requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

(b)            The Committee will determine, in its reasonable discretion, the method for recouping or cancelling, as the case may be, Incentive Compensation hereunder, which may include, without limitation, any one or more of the following:

•                requiring reimbursement of cash Incentive Compensation previously paid;

•                seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;

•                cancelling or rescinding some or all outstanding vested or unvested equity-based awards;

•                adjusting or withholding from unpaid compensation or other set-off;

•                cancelling or setting-off against planned future grants of equity-based awards; or

•                any other method authorized by applicable law or contract.

9.              Not Exclusive

(a)            The application and enforcement of this Policy does not preclude the Company from taking any other action to enforce a Covered Executive’s obligations to the Company, including termination of employment or institution of legal proceedings. Nothing in this Policy may be deemed, however, to determine that any Restatement automatically constitutes “cause” under a Covered Executive’s employment agreement or other agreement with the Company. Further, nothing in this Policy restricts the Company from seeking recoupment under any other compensation recoupment Policy or any applicable provisions in plans, agreements, awards or other arrangements that contemplate the recoupment of compensation from a Covered Executive. If a Covered Executive fails to repay Erroneously Awarded Incentive-Based Compensation that is owed to the Company under this Policy, the Company must take all appropriate action to recover any Erroneously Awarded Incentive-Based Compensation from the Covered Executive, and the Covered Executive will be required to reimburse the Company for all expenses (including legal expenses) incurred by the Company in recovering the Erroneously Awarded Incentive-Based Compensation.

(b)            Any recoupment, forfeiture, or cancellation under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, incentive or equity compensation plan or award or other agreement and any other legal rights or remedies available to the Company. Notwithstanding the generality of the foregoing, to the extent that the requirements under the provisions of Section 304 of the Sarbanes-Oxley Act of 2002 are broader than the provisions in this Policy, the provisions of such law will apply to the Company’s Chief Executive Officer and Chief Financial Officer.

10.           No Indemnification

In no event will the Company indemnify any Covered Executive for any amounts that are recovered under this Policy. This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any employees that is required pursuant to any statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption or amendment of this Policy), including Section 304 of the Sarbanes-Oxley Act of 2002. Any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 will be considered in determining any amounts recovered under this Policy.

11.           Binding Effect.

The terms of this Policy will be binding and enforceable against all Covered Executives subject to this Policy and their beneficiaries, heirs, executors, administrators or other legal representatives. If any provision of this Policy or the application of such provision to any Covered Executive is adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions will be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal or enforceable.

12.           Acknowledgement by Employee.

Each Covered Executive must sign and return to the Company, within 30 calendar days following the later of (i) the Effective Date of this Policy or (ii) the date the individual becomes a Covered Executive, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Executive agrees to be bound by, and to comply with, the terms and conditions of this Policy.

13.           Interpretation.

This Policy will be interpreted in a manner that is consistent with Rule 10D-1 under the Exchange Act, Rule 5608 of the Nasdaq listing rules and any related rules or regulations adopted by the Securities and Exchange Commission or Nasdaq (the “Applicable Rules”) as well as any other applicable law. To the extent the Applicable Rules require recovery of Incentive-Based Compensation in additional circumstances beyond those specified above, nothing in this Policy will be deemed to limit or restrict the right or obligation of the Company to recover Incentive-Based Compensation to the fullest extent required by the Applicable Rules.

14.           Effective Date

This Policy was effective as of December 19, 2019, the (“Effective Date), and was amended as of February 29, 2024, and will apply to all Incentive Compensation that is approved, awarded or granted to Covered Executives on or after the Effective Date, except as otherwise agreed by any Covered Executive or pursuant to the terms of any Company plan regarding Incentive Compensation.

15.           Amendments

The Board may amend, modify or terminate this Policy in whole or in part at any time in its sole discretion and may adopt such rules and procedures that it deems necessary or appropriate to implement this Policy or to comply with applicable laws and regulations.

EXHIBIT A

NUVERA COMMUNICATIONS, INC.
CLAWBACK AND FORFEITURE POLICY
ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Nuvera Communications, Inc. (the “Company”) Clawback and Forfeiture Policy (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Incentive-Based Compensation or other Incentive Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

The undersigned expressly agrees that the Company may deduct from the undersigned’s paycheck or other compensation otherwise to the undersigned any Erroneously Awarded Incentive-Based Compensation or other Incentive Compensation required to be returned to the Company pursuant to the Policy.

COVERED EXECUTIVE Signature Print Name Date